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                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

CompX International Inc.                             David A. Bowers
5430 LBJ Freeway, Suite 1700                         President & CEO
Dallas, Texas 75240                                  Tel. 864-286-1122

               COMPX REPORTS FIRST QUARTER 2003 OPERATING RESULTS

     Dallas, TEXAS ... April 23, 2003 ... CompX International Inc. (NYSE: CIX) announced today net sales for the first quarter of 2003 of $51.0 million and net income of $600,000 compared to net sales of $48.6 million and net income of $1.3 million for the comparable 2002 period. First quarter 2003 net income per diluted share was $0.04 as compared to first quarter 2002 net income per diluted share of $0.09.

     The primary items affecting CompX's results in the first quarter 2003 as compared to the first quarter of 2002 are: o Fluctuations in currency exchange rates favorably impacted net sales by $1.7 million, but negatively impacted operating income by $600,000 ($0.02 per diluted share, net of income tax benefit). The impact on net sales is primarily due to relative changes in the US dollar to euro exchange rate. The impact on operating income is primarily due to the effect of relative changes in the US dollar to Canadian dollar exchange rate on the Canadian operations, where the majority of net sales are denominated in US dollars and the majority of expenses are denominated in Canadian dollars. o The consolidation of the two plants in Kitchener, Ontario that commenced in the first quarter of 2003 resulted in $400,000 of expenses included in cost of goods sold ($0.02 per diluted share, net of income tax benefit). This consolidation is currently expected to be completed by the end of the second quarter of 2003. Expenses associated with the consolidation are anticipated to be lower in the second quarter of 2003, and the benefits are expected to begin to be realized in the second half of 2003.

     "While we are encouraged by the favorable trend in net sales in the first quarter of 2003 as compared to the first quarter of 2002, it is still too early to determine if this trend will continue throughout the year as the economic environment of major customers continues to lack stability," commented David A Bowers, President & CEO. "Progress was made during the first quarter with our cost structure initiatives as the Kitchener, Ontario plant consolidation nears completion. Additional cost evaluations are under review, which could result in charges for asset impairment and other costs in future quarters."

     The CompX Security Products segment experienced a 1% increase in net sales in the first quarter of 2003 over the same quarter last year. However, operating income declined slightly primarily due to relative changes in product mix. Performance in this segment continues to be a strong contributor with operating income of 12% of net sales, due in part to the broad scope of markets served with our various lock products.

     Net sales for the CompX Waterloo/Regout segment in the first quarter of 2003 increased 7% in comparison to the prior year. Approximately 6% of the increase is attributable to currency exchange rate differences as compared to rates in effect during the first quarter of 2002. Operating income for this segment was negatively impacted by relative changes in product mix as well as the previously mentioned $600,000 currency exchange rate impact and plant consolidation costs.

     Mr. Bowers concluded, "We are optimistic that rationalization initiatives begun in 2002 and during the first half of 2003, along with our prudent management of capital expenditures and working capital, will continue to strengthen our financial position and will provide us the opportunity to improve profitability in future quarters of this challenging economic environment."

     CompX is a leading manufacturer of precision ball bearing slides, security products and ergonomic computer support systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information. Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, CompX continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

                                    * * * * *


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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)


                                                       Three months ended
                                                             March 31,
                                                    ----------------------------
                                                       2002               2003
                                                    ----------------------------


Net sales                                           $  48.6            $  51.0

Cost of goods sold                                     38.9               42.2
                                                    ----------------------------

Gross profit                                            9.7                8.8

Selling, general and administrative                     7.2                7.0
                                                    ----------------------------

Operating income                                        2.5                1.8

Interest expense                                       (0.7)              (0.3)

Interest income                                         0.2                0.1

Currency exchange loss                                 (0.3)              (0.6)

Other income (expense)                                  0.4                -
                                                    ----------------------------

Income before income taxes                              2.1                1.0

Income tax expense                                      0.8                0.4
                                                    ----------------------------

Net income                                          $   1.3            $   0.6
                                                    ============================



Net income per diluted common share                 $   0.09           $   0.04
                                                    ============================

Weighted average diluted common
  shares outstanding                                   15.1               15.1
                                                    ============================